UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

October 28, 2008
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Date of Report (Date of earliest event reported)

ELITE PHARMACEUTICALS, INC.
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(Exact name of Company as specified in its charter)

Delaware	001-15697	22-3542636
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(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

165 Ludlow Avenue, Northvale, New Jersey 07647
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(Address of principal executive offices)

(201) 750-2646
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(Company’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

          On October 28, 2008, the Board of Directors (the “Board”) of Elite Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), increased the number of directors of the Board from five (5) to six (6) and elected Jerry Treppel as the additional director, effective immediately.

          Since 2003, Mr. Treppel has served as the managing member of Wheaten Capital Management LLC, a capital management company focusing on investment in the health care sector. In October 2008, Mr. Treppel was also appointed managing director of Ledgemont Capital Group LLC, a boutique merchant bank that provides access to capital and corporate advisory services to public and private companies. Over the past 20 years, Mr. Treppel was an equity research analyst focusing on the specialty pharmaceuticals and generic drug sectors at several investment banking firms including Banc of America Securities, Warburg Dillon Read LLC (now UBS), and Kidder, Peabody & Co. He previously served as a healthcare services analyst at various firms, including Merrill Lynch & Co. He also held administrative positions in the healthcare services industry early in his career. Since 2003, Mr. Treppel has served as a member of the board of directors of Akorn, Incorporated (NASDAQ: AKRX), a specialty pharmaceutical company engaged in the development, manufacturing and marketing of branded and multi-source pharmaceutical products and vaccines. Mr. Treppel also serves as the Chair of Akorn’s Nominating and Corporate Governance Committee and as a member of its Audit Committee and Compensation Committee. Mr. Treppel holds a BA in Biology from Rutgers College in New Brunswick, N.J., an MHA in Health Administration from Washington University in St. Louis, Mo., and an MBA in Finance from New York University. Mr. Treppel has been a Chartered Financial Analyst (CFA) since 1988.

          As a result of the Registrant’s continuing efforts to reorganize its workforce and decrease its operating expenses, the Registrant requested that Dr. Charan Behl, the Registrant’s Head of Technical Affairs, change the status of his relationship with the Registrant from employee to consultant. Dr. Behl agreed to such change in status and will continue to provide his services as a consultant to the Registrant on an hourly basis, thereby reducing the Registrant’s expenses as they relate to Mr. Behl.

          Accordingly, on November 3, 2008, the Registrant and Dr. Behl entered into a Separation Agreement and General Release of Claims (the “Behl Release”), whereby, Dr. Behl was terminated as an employee of the Registrant and the Amended and Restated Employment Agreement, dated February 9, 2007 (the “Behl Agreement”), between the Registrant and Dr. Behl terminated. Pursuant to the Behl Release, Dr. Behl waived his entitlement to certain notice and payment provisions upon termination of the Behl Agreement. Dr. Behl acknowledged that there are no payment amounts outstanding to him under the Behl Agreement. Dr. Behl acknowledged that his obligations under Sections 4 and 5: “Protection of Confidential Information and Trade Secrets; Non-Competition; No Solicitation” and “Continued Cooperation; Return of Documents and Property; Injunctive Relief; Non-Exclusivity and Survival” of the Behl Agreement survive termination and that he agrees that he will continue to be bound by and shall abide by such provisions. Additionally, Dr. Behl released the Registrant from any claims he has or may have against the Registrant. As consideration for entering into the Behl Release, the Registrant will pay Dr. Behl $20,548 less any payroll or withholding taxes and will issue to Dr. Behl non-qualified stock options to purchase 50,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”). The options will have a per share exercise price of $0.10 (representing the closing price of the Common Stock on the American Stock Exchange on October 31, 2008) and will vest immediately upon issuance. The options will also be subject to the Registrant’s 2004 Stock Option Plan and the non-qualified stock option letter agreement between the Registrant and Dr. Behl, dated as of November 3, 2008. In addition, pursuant to the Behl Release, the Registrant will pay Dr. Behl (i) $25,000 less any payroll or withholding taxes (which amount represents the unpaid guaranteed bonus owed to Dr.

Behl since March 2008), (ii) $12,019 less any payroll or withholding taxes (which amount represents unpaid vacation for the 2008 fiscal year), and (iii) $14,263 in expense reimbursements.

         In his continuing service to the Registrant as a consultant, Dr. Behl will be compensated pursuant to a consulting agreement, dated as of November 3, 2008 (the “Consulting Agreement”), between the Registrant and Dr. Behl. Pursuant to the Consulting Agreement, Dr. Behl is to provide the Registrant consulting services for its opioid abuse-resistant product, sustained release opioid product and other such products that the Registrant may request assistance with. Dr. Behl will be utilized on an as needed basis and will be paid for such consulting services on an hourly basis. The Registrant may terminate the Consulting Agreement at any time upon written notice to Dr. Behl. Dr. Behl is subject to covenants not to disclose confidential information and assignment of intellectual property and a one year from termination non-competition covenant and non-solicitation covenant.

Item 9.01.      Financial Statements and Exhibits

a)	Not applicable.

b)	Not applicable.

c)	Not applicable.

d)	Exhibits

Exhibit No.	Exhibit

10.1	Separation Agreement and General Release of Claims, dated as of November 3, 2008, by and between the Registrant and Charan Behl

10.2	Consulting Agreement, dated as of November 3, 2008, by and between the Registrant and Charan Behl

99.1	Press Release, dated November 3, 2008

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2008

ELITE PHARMACEUTICALS, INC.

By:	/s/ Chris Dick
Chris Dick
Chief Operating Officer